Tortoise Capital Resources Corp. Responds to Recent Developments Related to Quest Midstream Partners, L.P.

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Aug. 26, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) is responding to yesterday’s announcement by the boards of directors of Quest Resource Corporation (NASDAQ: QRCP), Quest Energy Partners, L.P. (NASDAQ: QELP) and Quest Midstream Partners, L.P. (“QMP”) (collectively, “Quest”) that they have accepted the resignation of Jerry Cash, as Chairman and CEO of all three entities, effective immediately. The resignation followed the discovery, in connection with an inquiry from the Oklahoma Department of Securities, of questionable transfers of company funds to an entity controlled by Mr. Cash. It has been reported that initial indications are that the amount in question appears to involve about $10 million.

TTO owns 1,180,946 common units of privately-held QMP, representing 12 percent of TTO’s total assets, based on the fair value of $20.1 million as of May 31, 2008. On Aug. 13, 2008, TTO received QMP’s second quarter cash distribution of $0.425 per common unit.  QMP’s capital structure includes common units held by outside investors and subordinated units held by QRCP. As of June 30, 2008, there are 8,614,866 common units, 35,134 Class A subordinated units, 4,900,000 Class B subordinated units and 276,531 general partner units of QMP outstanding.

It has been reported that promptly following the discovery of alleged misappropriation of funds, members of the three boards met in joint sessions on Friday and over last weekend. The boards immediately formed a Joint Special Committee comprised of representatives from each board, including the chairs of the audit committees of QRCP and QELP, to investigate the matter and consider the effects on the companies' financial statements. The Joint Special Committee has retained Spencer C. Barasch of Andrews Kurth LLP to lead the investigation. QRCP, QELP and QMP Chief Financial Officer David Grose was placed on a paid administrative leave of absence during the investigation. In Quest’s announcement, it was stated that Quest has reported this matter to, and intends to fully cooperate with, the U.S. Securities and Exchange Commission and other appropriate governmental and regulatory organizations.

The board of directors of QMP was increased to seven members and Ed Russell, the President of TTO, was named as a director of QMP on Aug. 24, 2008.

QMP is a privately-held limited partnership with two main assets: Bluestem Pipeline, LLC, which serves QELP and other third parties, and the KPC Pipeline System, a 1,120 mile of interstate gas pipeline extending from northern Oklahoma and western Kansas to the metropolitan Wichita and Kansas City markets.  QMP’s latest financial statements reflect that the KPC and Bluestem assets each account for approximately 50 percent of QMP’s year-to-date EBITDA.

QMP was formed by QRCP to own, operate and acquire midstream energy assets. QRCP is a fully integrated E&P company that owns 100 percent of the general partner and a 57 percent limited partner interest in QELP; and 85 percent of the general partner and a 36 percent limited partner interest in QMP. QRCP operates and controls QELP and QMP through its ownership of their general partners.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of July 31, 2008, the adviser had approximately $2.6 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com